October 29, 2007



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Commissioners:

We have read the statements made by the Liberty All-Star Equity Fund (the "Fund") (copy attached), which we understand will be filed with the Commission as part of the Fund's Form N-2 filed with the Commission on October 29, 2007. We agree with the statements concerning our Firm in such Form N-2.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts